Exhibit 99.2

Consent to Amendment AND RESTATEMENT OF

STOCKHOLDER SUPPORT AND CONTINGENT SALE Agreement

August 17, 2020

Reference is made to that certain Stockholder Support and Contingent Sale Agreement, dated April 22, 2020 (the “Prior Agreement”), by and among (i) Protective Partners, LLC, a Delaware limited liability company, Protective Investment Partners, LLC, a Delaware limited liability company, and Lancer Insurance Company, an Illinois corporation (each an “Offering Party” and collectively the “Offering Parties”), and (ii) Shapiro Family Investment Partnership – Nathan Share, an Illinois general partnership, Nathan Shapiro Revocable Trust Dated 10/7/87, NS (Florida) Associates Inc., a Florida corporation, Daniel Shapiro, Emily Rita Shapiro, Steven A. Shapiro C/F Jackson Henry Shapiro UGTMA/IL, Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL, New Horizon (Florida) Enterprises Inc., a Florida corporation, Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL, Steven A. Shapiro (in his capacity as a Stockholder), Illinois Diversified Company, LLC, an Illinois limited liability company, Norton Shapiro Revocable Trust, Norton Shapiro 2008 Trust, Norton Shapiro Family LLC, an Illinois limited liability company, and NSF Investment Partnership, an Illinois general partnership (each a “Stockholder” and collectively the “Stockholders”), (iii) Nathan Shapiro, as an Individual Stockholder, and (iv) Steven Shapiro, as Stockholder Representative. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Prior Agreement.

For the benefit of the Offering Parties and the Stockholders under the Prior Agreement and pursuant to Section 8.2 of the Prior Agreement and as of the date set forth above, the undersigned, Lancer Insurance Company, hereby consents to the amendment and restatement of the Prior Agreement to read in full as set forth on Exhibit A attached hereto.

Lancer Insurance Company, an Illinois corporation

By:	/s/ David P. Delaney, Jr.
Name:	David P. Delaney, Jr.
Title:	Chief Executive Officer

EXHIBIT A

Amended and Restated Stockholder Support and Contingent Sale Agreement

See attached document.